SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

May 7, 2018

Date of Report (Date of Earliest Event Reported)

Atacama Resources International, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55743	46-3105245
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10820 68th Place
Kenosha, WI	53142
(Address of principal executive offices)	(Zip Code)

(262) 948-1868

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Certain Officers, Appointment of Certain Officers

On May 7, 2018, William Webb, Jr. resigned as our Chief Financial Officer.

On May 7, 2018, the Company appointed Daniel Finch, our COO, as the interim Chief Financial Officer.  Mr. Finch, 75, has agreed to serve as CFO until such a time as a permanent replacement has been appointed.  There are no arrangements or understandings between Mr. Finch and any other person pursuant to which he was selected to serve in this position, nor are there any family relationships between Mr. Finch and any other officer or director of the Company.  Mr. Finch is not involved with any transactions with related parties, and there are no material plans, contracts or arrangements to which he is a part of in connection with this appointment.

During the last five years Dan Finch has served as:

VP Administration, Americas Technologies Solutions, Inc. from January 1, 2009 to January 1, 2016.  Mr. Finch handled the United States activities for this RFID company that does business primarily in Brazil.

COO, Revolutionary Tracker, LLC from February 1, 2011 to November 1, 2013.  Mr. Finch managed the development of a GPS based smart watch for the child safety market.

VP Corporate Development, Soellingen Advisory Group, from September 15, 2013 to January 25, 2015. Mr. Finch provided corporate advisory services for selected clients in North America.

In addition to the above positions, Mr. Finch served as a managing partner for Engaged Mobility, LLC between January 1, 2015 and March 8, 2016 and as a member of the board of directors for Enable IPC from January 1, 2011 to January 1, 2014.

Mr. Finch graduated from the Indiana Institute of Technology with a BS in Physics in June 1963 and an MBA from the Booth School of Business, the University of Chicago in December 1969.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Atacama Resources International, Inc.

By:      /s/ Glenn Grant

Glenn Grant

Chief Executive Officer

Dated:  May 16, 2018